Exhibit 99.1
For Immediate Release	Media Contact:
January 9, 2006	Sonya Headen (702) 367-5222
Analyst Contact:
Britta Carlson (702) 367-5624
Sierra Pacific Resources Announces Intention To Build
$3 Billion Power Complex/Transmission Project in Nevada
Facilities Will Link Northern and Southern Portions of State
Sierra Pacific Resources (NYSE:SRP) today announced its intention to move forward with development of a coal-fired power complex in White Pine County, located in eastern Nevada, and an approximately 250-mile transmission line that for the first time would provide an electric connection between the northern and southern parts of the state.
The power facility, which would be the largest energy development project in the state since Hoover Dam, will serve customers of Sierra Pacific Power Company and Nevada Power Company in northern and southern Nevada, respectively. It initially calls for two 750 megawatt (MW) units utilizing the latest, state-of-the-art, fully-environmental compliant, clean pulverized coal technologies. The plans also provide for expansion with two 500 MW coal gasification units when the technology becomes commercially viable. The company said the facility’s initial 750 MW operating unit is expected to become operational during 2011 with the second unit coming on stream within the following three years.
The planned transmission line not only will provide the all-important tie between northern and southern Nevada, but also will address the company’s and the state’s emphasis on development of renewable energy resources. The line will include several hundred megawatts of capacity for power generated by renewable resources in the eastern and northern portions of Nevada and will allow that power to be efficiently transported throughout the state.
Cost of the initial power complex/transmission line project is expected to exceed $3 billion. The two coal gasification units would be additional.
“We are confident that the benefits that will be derived in the city of Ely, White Pine County and throughout Nevada will be very clear from employment, taxes, renewables development, and other important economic perspectives,” said Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, the parent of Nevada

Power Company and Sierra Pacific Power Company. “Economic development in the eastern portion of our state is especially important and we believe the jobs and related activities generated by this project will greatly contribute to achieving that community’s goals as well as helping all of Nevada benefit from increased access to renewables.”
Higgins emphasized that the proposed power facility will directly address the state’s desire to diversify its energy sources away from a heavy reliance on expensive natural gas and, at the same time, will answer many environmental concerns by utilizing the latest “clean coal” technologies. It also will incorporate “hybrid cooling” thereby greatly reducing the amounts of water needed. “Equally important,” Higgins said, “by using a portion of our transmission line to transport electricity generated by renewable resources, we expect this project to help spur development of much-needed and desirable renewable energy within our state.”
Higgins added that the company decided to move forward with the project when recent discussions with out-of-state developers stalled and have now been abandoned due to economic considerations that were not in the best interests of the State of Nevada and its citizens, nor the company.
The company said it will release further details of the project in a forthcoming filing with the Public Utilities Commission of Nevada, which it expects to submit during February 2006.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
Certain matters in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, the utilities’ ability to obtain any necessary local, state and federal regulatory approvals and permits, risks related to construction of power plants and transmission lines, changes in the anticipated costs of the projects, changes in applicable environmental laws or regulations, the utilities’ ability to maintain access to the capital markets to obtain financing on favorable terms, and regulatory treatment of costs associated with constructing and operating the projects. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC. Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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